The information in this preliminary Offering Circular is not complete and may be changed. These securities may not be sold until the offering statement filed with the Securities and Exchange Commission is qualified. This preliminary Offering Circular is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 29, 2020

PRELIMINARY OFFERING CIRCULAR

GROUNDFLOOR YIELD LLC

Groundfloor Yield Notes

MAXIMUM OFFERING: $50,000,000

MINIMUM OFFERING: $0

Groundfloor Yield LLC, a Georgia limited liability company, (the “Company” or “we”) intends to offer and sell on a continuous basis, its Groundfloor Yield Notes described in this offering circular (the “Offering Circular”). Such Groundfloor Yield Notes shall be made available for investment on an online investment platform (the “Groundfloor Yield Platform” or the “Platform”) available through a smartphone application (the “Mobile App”) owned and operated by the Company, a facsimile of which also exists on the Groundfloor Platform owned and operated by Groundfloor Finance Inc., a Georgia corporation (“Groundfloor Finance”), the Company’s sole member and manager. The proceeds of this offering will be used primarily to purchase loans but also for general corporate purposes, including the cost of this offering.

The Company will offer and sell on a continuous basis, its Groundfloor Yield Notes described in this Offering Circular. This Offering Circular describes some of the general terms that may apply to the Groundfloor Yield Notes and the general manner in which they may be offered and follows the disclosure format of Part II of Form 1-A pursuant to the general instructions of Part II(a)(1)(i) of Form 1-A.

The Groundfloor Yield Notes will:

•	Be priced at $0.01 each;

•	Represent a full and unconditional obligation of the Company;

•	Bear interest between 2.0% and 6.0% as set forth in the applicable Groundfloor Yield Note;

•	Have a five (5) day term and will be callable, redeemable, and prepayable at any time by the Company;

•	Be secured by the assets of the Company, which assets consist of real estate loans originated by Groundfloor Finance or Groundfloor Real Estate 1, LLC (“GRE 1”), a Georgia limited liability company and wholly owned subsidiary of Groundfloor Finance, and subsequently acquired and held by the Company; and

•	Not be payment dependent on any individual underlying real estate loan or loans, including without limitation, any loans issued on Groundfloor Finance’s online lending platform.

For more information on the Groundfloor Yield Notes being offered, please see the section entitled “Groundfloor Yield Notes” beginning on page 8 of this Offering Circular. The aggregate initial offering price of the Groundfloor Yield Notes will not exceed $50,000,000 in any 12-month period, and there will be no minimum offering.

We intend to offer the Groundfloor Yield Notes in $0.01 increments on a continuous basis directly through the Mobile App. At the present time, we do not anticipate using any underwriters to offer our securities.

This Offering Circular does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of the Groundfloor Yield Notes in any states where such offer, solicitation would be unlawful, prior to registration or qualification under the laws of any such state.

We were formed in Georgia in 2020 by our sole member and manager, Groundfloor Finance Inc. and our principal address is 600 Peachtree Street, Suite 810, Atlanta, GA 30308. Our phone number is (404) 850-9225. Our website is located at https://www.groundfloor.us/.

Investing in our securities involves a high degree of risk, including the risk that you could lose all of your investment. Please read the section entitled “Risk Factors” beginning on page 9 of this Offering Circular about the risks you should consider before investing.

	Price to the Public	Underwriting discount and commissions	Proceeds to issuer	Proceeds to other persons
Groundfloor Yield Notes	$0.01	$0	$50,000,000	$0
Total Minimum	-	-	-	-
Total Maximum	$0.01	$0	$50,000,000	$0

The approximate date of the proposed sale to the public is as soon as practicable after the offering is qualified.

IMPORTANT NOTICES TO INVESTORS

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The date of this preliminary Offering Circular is June 29, 2020.

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OFFERING CIRCULAR SUMMARY

This summary highlights information contained in this Offering Circular and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire Offering Circular, including our consolidated financial statements and the related notes thereto and the information in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Unless the context otherwise requires, we use the terms “Company,” “we,” “us” and “our” in this Offering Circular to refer to Groundfloor Yield LLC.

Business Overview

We are a wholly-owned subsidiary of Groundfloor Finance Inc. (“Groundfloor Finance”), an early-stage company making secured real estate loans that range from $15,000 to $500,000 through an online platform (the “Groundfloor Platform”). Through the Groundfloor Platform, Groundfloor Finance offers a marketplace for developers of residential and small commercial real estate (“Developers” or “Borrowers”) who wish to obtain funding in order to acquire or renovate residential and small commercial real estate projects or refinance existing indebtedness in connection with such projects (each, a “Project” and collectively, the “Projects”). Groundfloor Finance currently offers term loans with terms that range between six months to five years (the “Loans”). These terms are subject to change as market needs dictate, and it anticipates offering additional products in the future. Groundfloor Finance uses technology, data analytics, and its proprietary credit scoring model to assess the creditworthiness of each prospective borrower. If the applicant meets the Groundfloor Finance criteria, Groundfloor Finance sets the initial interest rate according to its credit and financial models.

Groundfloor Platform and Mobile App

Groundfloor Finance currently operates a web-based platform (the “Groundfloor Platform”). The Groundfloor Yield Notes will be offered on the Platform through the Mobile App, which is owned and operated by the Company, a facsimile of which also exists on the Groundfloor. Prospective investors in the Groundfloor Yield Notes will create a username and password, and indicate agreement to our terms and conditions and privacy policy on the Mobile App.

The following features are available to participants in the Groundfloor Yield Notes program through the Mobile App:

•	Available Online Directly from us. You can purchase Groundfloor Yield Notes directly from us through the Mobile App.

•	No Purchase Fees Charged. We will not charge you any commission or fees to purchase Groundfloor Yield Notes through our platform. However, other financial intermediaries, if engaged, may charge you commissions or fees.

•	Invest as Little as $0.01. You will be able to purchase Groundfloor Yield Notes in amounts as low as $0.01.

•	Flexible, Secure Payment Options. You may purchase Groundfloor Yield Notes with funds electronically withdrawn from your checking account, by wire transfer, or by credit card.

•	Manage Your Portfolio Online. You can view your investments, returns and transaction history online, as well as receive tax information and other portfolio reports.

Proceeds from the Groundfloor Yield Notes contemplated in this offering will be used to purchase loans originated by Groundfloor Finance or GRE 1, and for general corporate purposes of the Company, including the cost of this offering, but Groundfloor Yield Notes are not dependent upon any particular loan originated by Groundfloor Finance or GRE 1 and remain at all times the general obligations of the Company. Funds from the Groundfloor Yield Notes contemplated in this offering may be added to funds from Groundfloor Finance’s direct lending account, GRE 1’s direct lending account and funds from institutional and individual investors to collectively fund the loans. Funds may either be added to our investment in each transaction as replacement capital or used to increase our investment in a particular loan. Final decisions on use of proceeds allocations will be made by Groundfloor Finance management. Please refer to "About the Groundfloor Platform" starting on page 16 for more information relating to Groundfloor Finance and its subsidiaries.

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Competitive Strengths

We believe we benefit from the following competitive strengths compared to traditional lenders:

•	Reduced product origination and financing request costs;
•	Lower interest rates for financing of real estate projects;
•	Attractive returns for investors
•	The opportunity to promote community redevelopment by investing in local real estate projects; and
•	Growing acceptance of the Internet, including the use of mobile applications as an efficient and convenient forum for investment transactions.

Groundfloor Platform

Groundfloor Finance is the sole member of both the Company and Groundfloor Real Estate 1 LLC (“GRE 1” and together with Groundfloor Finance, the “Originating Affiliates”). Each of the Company and GRE 1 is managed by Groundfloor Finance and Nick Bhargava, who is also the Co-Founder, Acting Chief Financial Officer, Secretary, and Executive Vice President (Legal and Regulatory) of Groundfloor Finance. The business operations of Groundfloor Finance are managed by a team of executive officers which includes (i) Brian Dally, President and CEO, (ii) Nick Bhargava, in the capacities mentioned above, (iii) Rhonda Hills, Senior Vice President (Marketing and Sales), (iv) Richard Pulido, Senior Vice President (Head of Lending and Risk Management) and (v) Chris Schmitt, Vice President (Software), and by its board of directors, which includes two independent directors.

Groundfloor Finance operates an online investment platform (the “Platform”) designed to source financing for real estate development projects. Through the Platform, investors can choose between multiple real estate development investment opportunities (each, a “Project”) and developers of the Projects (each, a “Developer”) can obtain financing. The Platform focuses on the commercial lending market for developers of residential and small commercial real estate projects that are not owned and occupied by the Developer. Proceeds from the loans are generally applied toward the Project’s acquisition and/or renovation or construction costs. In connection with the issuance of Groundfloor Yield Notes by the Company, the Compay owns and operates the Mobile App, which provides a portal to the Groundfloor Platform operated by Groundfloor Finance, which facilitates due diligence and underwriting reviews, coordinates payment to and from investors and developers, manages loan advances, and administers, services and collects on the loans originated by Groundfloor Finance and GRE 1, which may be funded in whole or in part through the issuance and sale of Notes, and which are subsequently acquired by the Company. All intellectual property relating to the Groundfloor Platform and the GFY Mobile App is owned by Groundfloor Finance and the Company, respectively.

In connection with the Platform, Groundfloor Finance operates several subsidiaries with distinct functions. Subsidiaries help us isolate credit risks, legal risks, and other operational risks. This protects our investors, customers, and employees. Below is a list of our primary operating entities, including management structure, and function.

•	Groundfloor Finance Inc. (“GFI”). GFI is a Georgia corporation and is our main operating entity. It is managed by our executive team and governed by our board of directors (see "Management" section starting on page 22). GFI develops, owns, and operates the Groundfloor web platform, and associated technology IP.

•	Groundfloor Holdings, LLC (“GFH”). GFH is a single member Georgia limited liability company. It is managed by GFI. Its sole purpose is to originate loans identified by its manager. It will use funds provided by an affiliated company, Groundfloor Yield, LLC (“GFY”). Loans typically stay on its balance sheet for up to 30 days before being sold to GFY.

•	Groundfloor Yield, LLC (“GFY”). GFY is a single member Georgia limited liability company. It is managed by GFI and Nick Bhargava, Executive Vice President, Secretary, and Acting Chief Financial Officer of GFI. Its sole purpose is to acquire loans from GFH. It then assigns loans to two affiliated companies, Groundfloor Real Estate 1, LLC and Groundfloor Real Estate 2, LLC. Loans typically stay on its balance sheet for up to 30 days before being assigned. As of the date of this Offering Circular, GFY has not commenced full operations.

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•	Groundfloor Real Estate 1, LLC (“GRE1”). GRE1 is a single member Georgia limited liability company. It is managed by GFI and Nick Bhargava, Executive Vice President, Secretary, and Acting Chief Financial Officer of GFI. Its purpose is to select and acquire loans from GFY. Once loans have been identified for acquisition, GRE1 will sell Limited Recourse Obligations (LROs) to investors which correspond to the identified loan. It will use these funds to acquire and service the loan for the duration of the loan. As of the date of this Offering Circular, GFY has not commenced full operations, and GRE1 has been acquiring loans directly from GFH.

•	Groundfloor Real Estate 2, LLC (“GRE2”). GRE2 is a single member Georgia limited liability company. It is managed by GFI. Its purpose is to select and acquire loans from GFY. Once loans have been identified for acquisition, GRE2 will sell securities to institutional purchasers which correspond to the identified loan. It will use these funds to acquire and service the loan for the duration of the loan. As of the date of this Offering Circular, GFY has not commenced full operations, and GRE2 has been acquiring loans directly from GFH.

•	Groundfloor Properties GA, LLC (“GFGA”). GFGA is a single member Georgia limited liability company. It is managed by GFI. Its purpose is to manage distressed assets that have been acquired by affiliated companies in the course of exercising creditor rights. It conducts the majority of foreclosures that may be required by either GRE1 or GRE2.

The Originating Affiliates do not finance owner-occupied residential projects, nor do the Originating Affiliates make loans for any personal, family, or household purpose. All of their loans are commercial in nature. Although the Originating Affiliates only provide loans to legal entities (i.e., the Developer), due to the nature of the real estate development business and the smaller market segment they service, they nevertheless factor into our due diligence and underwriting process the background and experience of the individual(s) who own and operate the borrowing entity (i.e., the Principal(s)).

The scope of the Originating Affiliates’ due diligence and underwriting process is not limited only to information about the borrowing entity, which may be very limited in nature. In addition to considering the specific information with respect to the borrower under the loan, the Originating Affiliates also consider the creditworthiness (through a review of FICO scores) and broader experience of the Principal.

Once the Originating Affiliates have identified the Projects that pass the preliminary assessment and thus meet our basic qualifications and financing requirements, the Originating Affiliates undertake an assessment of each Project and the proposed terms of the underlying Loan to finalize the pricing terms (interest rate, maturity, repayment schedule, etc.) that they will accept.

The Originating Affiliates use a proprietary Grading Algorithm to assign one of seven letter grades, from A to G, to each Project. The letter grade generally reflects the overall risk of the Loan.

The Grading Algorithm, which was developed by the Groundfloor Finance management team in consultation with outside advisors with respect to the general type of residential real estate projects the Originating Affiliates currently finance, involves application of a two-step proprietary mathematical formula. Generally, the Originating Affiliates assign a scale to each factor. The higher a Project rates with respect to a particular factor, the better the Loan scores. The higher the score, the lower the interest rate the Originating Affiliates will offer on the Loan.

Representing a quantifiable assessment of the risk profile of a given Project, the Grading Algorithm allows the Originating Affiliates to compare the relative risk profiles of various properties through the analysis of specific quantifiable characteristics, including (i) the valuation and strength of a particular Project and (ii) the experience and risk profile of the Developer. The Originating Affiliates use the Grading Algorithm to determine a proposed base-line interest rate which reflects the given risk profile of a Project when it is underwritten. The lower the risk profile, the lower the interest rate the Originating Affiliates will agree to with respect to a particular Loan.

Groundfloor Yield Notes

Groundfloor Yield Notes, the subject of this Offering Circular, are available to retail investors, who purchase notes via the Mobile App. Funds from the sale of Groundfloor Yield Notes are invested into loans and other products at the discretion of the Company. Investors in Groundfloor Yield Notes do not directly invest in loans originated by Groundfloor Finance or GRE 1; rather the investments are aggregated with funds from Groundfloor Finance’s direct lending account, GRE 1’s direct lending account, institutional capital providers, and accredited investors, which collectively fund the lending products. The Groundfloor Yield Notes will be secured by a first-priority security interest in the assets (and related property and rights) of the Company, which consists of various real estate loans originated by Groundfloor Finance and GRE 1 and subsequently acquired and held by the Company.

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The offering of Groundfloor Yield Notes is being conducted as a continuous offering pursuant to Rule 251(d)(3) of the Securities Act of 1933 (“Securities Act”). Continuous offerings allow for a sale of securities to be made over time, with no specific offering periods or windows in which securities are available. Sales of securities may happen sporadically over the term of the continuous offering, and are not required to be made on any preset cadence. The active acceptance of new investors in Groundfloor Yield Notes, whether via the Platform or otherwise, may at times be briefly paused, or the ability to subscribe may be periodically restricted to certain individuals to allow the Company time to effectively and accurately process and settle subscriptions that have been received. The Company may discontinue this offering at any time.

Investors may elect to participate in our auto-invest program, which allows an investor to automatically invest in additional Groundfloor Yield Notes on a regular basis in an amount that such investor designates. Investors may affirmatively elect to participate or cancel their participation in the auto-invest program by selecting “on” or “off” on a form, which will be provided to each investor. An investor who does not complete a form will be deemed to have selected “off.” The Company may choose to provide the form on the main Account Summary page of such investor’s account on the Platform through the Mobile App or by another means of communication with the investor. As part of affirmatively electing to participate in the auto-invest program by selecting “on”, the investor will choose the frequency of such investor’s recurring investments and the amount of such recurring investment. In addition, the investor will choose which bank account from which the funds would be drawn for purposes of the auto-invest program (only one account to be designated as the “auto-invest” account at a time). Upon affirmatively electing to participate in the auto-invest program, the investor will be asked to agree to the terms and conditions of the Groundfloor Yield Note Purchase Agreement (the “Groundfloor Yield Note Purchase Agreement”) and the applicable Groundfloor Yield Note, including the applicable interest rate that the investments would earn. Upon each “auto-investment” being made, the Company will send a confirmatory communication to the investor denoting the amount invested and the interest rate of such auto-investment. Should rates ever change with respect to any auto-investments, the Company would provide notification to the investor of the change and allow such investor the option to cancel such auto-investment. In the event of a rate change that an investor has not cancelled, the auto-investments will go forward subject to the new rate. The Company also intends to include any changes to interest rates in a supplement or post-qualification amendment, as applicable, to this Offering Statement.

The Company has not yet deployed the auto-invest program for Groundfloor Yield Notes and, as a result, 0% of investors in Groundfloor Yield Notes participate in the program. The Company anticipates deploying the auto-invest program for Groundfloor Yield Notes within two calendar days after the qualification date of this Offering Circular.

Proceeds from the sales of Groundfloor Yield Notes may be used for any purpose, including, but not limited to, funding loans originated by Groundfloor Finance or GRE 1, balance sheet support for institutional credit facilities, or used for general corporate purposes. We retain final discretion over the use of proceeds.

Risks Affecting Us

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” beginning on page 9. These risks include, but are not limited to the following:

•	Because real estate development projects are inherently risky, our business may be negatively impacted by changes.

•	We have no operating history and Groundfloor Finance has a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

•	We will need to raise substantial additional capital to fund our operations, and if we fail to obtain such funding, we may be unable to grow and remain in business.

•	The Groundfloor Entities may not be able to identify and increase the number of Projects that are financed on the Groundfloor Platform.

•	We rely on data centers and outside service providers.

•	Holders of Groundfloor Yield Notes are exposed to the credit risk of the Company.

•	There has been no public market for Groundfloor Yield Notes, and none is expected to develop.

Our Company

We were formed as a Georgia limited liability company on April 10, 2020 by Groundfloor Finance Inc., our sole member and manager. Our principal offices are located at 600 Peachtree Street, Suite 810, Atlanta, GA 30308. The phone number for these offices is (404) 850-9225.  Our mailing address is 600 Peachtree Street, Suite 810, Atlanta, GA 30308.

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The Offering

Securities offered by us	Groundfloor Yield Notes, offered by the Company on a best-efforts basis.

Groundfloor Yield Notes

The Groundfloor Yield Notes will:

•     Be priced at $0.01 each;

•     Represent a full and unconditional obligation of the Company;

•     Bear interest between 2.0% and 6.0%, as set forth in the applicable Groundfloor Yield Note;

•     Have a term of five (5) days and will be callable, redeemable, and prepayable at any time by the Company;

•     Be secured by the assets of the Company, which assets consist of real estate loans originated by Groundfloor Finance or GRE 1 and subsequently acquired and held by the Company;

•     Not be payment dependent on any underlying small business loan or loans issued on Groundfloor Finance’s online platform; and

•     Allow investors to participate in our Auto-Invest Program, which allows automatic investment in additional Groundfloor Yield Notes on a regular basis in an amount designated by the investor.

Principal Amount of Groundfloor Yield Notes	We will not issue securities hereby having gross proceeds in excess of $50 million during any 12-month period. The securities we offer hereby will be offered on a continuous basis.

Regulation A Tier	Tier 2

Groundfloor Yield Notes Purchasers	Accredited investors pursuant to Rule 501 and non-accredited investors. Pursuant to Rule 251(d)(2)(C), non-accredited investors who are natural persons may only invest the greater of 10% of their annual income or net worth. Non-natural non-accredited persons may invest up to 10% of the greater of their net assets or revenues for the most recently completed fiscal year.

Manner of offering	See section titled “Plan of Distribution” beginning on page 30.

How to invest	Directly via the Groundfloor Platform and a smartphone application (the “Mobile App”).

Use of proceeds	If we sell $50 million of gross proceeds from the sale of our securities under this Offering Circular, we estimate our net proceeds, after deducting estimated commissions and expenses, will be approximately $49,889,500, assuming our offering expenses are $110,500. We intend to use the proceeds from this offering to purchase loans originated by Groundfloor Finance and GRE 1 and for general corporate purposes of the Company, Groundfloor Finance and GRE 1, including the cost of this offering. See "Use of Proceeds".

Risk factors	See the section titled “Risk Factors” beginning on page 9 of this offering statement for a discussion of factors that you should read and consider before investing in our securities.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest, you should consider carefully the risks and uncertainties described below, our consolidated financial statements and related notes and all of the other information in this Offering Circular. If any of the following risks actually occurs, our business, financial condition, results of operations and prospects could be adversely affected. As a result, the value of our securities could decline and you could lose part or all of your investment.

Risks Related to Investing in Groundfloor Yield Notes

Holders of Groundfloor Yield Notes are exposed to the credit risk of the Company.

Groundfloor Yield Notes are our full and unconditional obligations and are fully recourse to the Company’s assets. You will have a first priority security interest in all assets of the Company. However, the Groundfloor Yield Notes may still be subject to non-payment by the Company in the event of our bankruptcy or insolvency. In an insolvency proceeding, there can be no assurances that you will recover the full amount of your investment in the Groundloor Yield Notes.

There has been no public market for Groundfloor Yield Notes, and none is expected to develop.

Groundfloor Yield Notes are newly issued securities. Although under Regulation A the securities are not restricted, Groundfloor Yield Notes are still highly illiquid securities. No public market has developed nor is expected to develop for Groundfloor Yield Notes, and we do not intend to list Groundfloor Yield Notes on a national securities exchange or interdealer quotational system. You should be prepared to hold your Groundfloor Yield Notes through their maturity dates as Groundfloor Yield Notes are expected to be highly illiquid investments.

The Company may not be able to generate sufficient cash to service its obligations under the Groundfloor Yield Notes.

The Company’s ability to make payments on the outstanding Groundfloor Yield Notes will depend on the performance of the real estate loans that the Company holds, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond the Company’s control. The Company may be unable to maintain a level of cash flows from the real estate loans sufficient to permit the Company to pay principal and interest on the Groundfloor Yield Notes. The Groundfloor Yield Notes are secured by solely the assets of the Company and no other party is obligated to make any payments to Investors on the Notes and do not guarantee payments from the real estate loans. Further, the Groundfloor Yield Notes are not insured or guaranteed by the United States or any governmental entity. Payments on any Groundfloor Yield Notes will depend solely on the amount and timing of payments and other collections in respect of the real estate loans owned by the Company. There is no guarantee that such amounts received by the Company are sufficient to make full and timely payments on the Notes. If delinquencies and losses create shortfalls, you may experience delays in payments due under the Notes you hold and you could suffer a loss.

The Groundfloor Yield Note Purchase Agreement limits your rights in some important respects.

When you make an investment through the Groundfloor Platform and Mobile App, you are required to agree to the terms of our standard Groundfloor Yield Note Purchase Agreement, which sets forth your principal rights and obligations as an investor in the Groundfloor Yield Notes we issue, and to agree to the terms of a Groundfloor Yield Note, which sets forth the specific terms of the Groundfloor Yield Notes you are committing to purchase. Under the Groundfloor Yield Note Purchase Agreement, we may require that any claims against us, including without limitation, claims alleging violations of federal securities laws by us or any of our officers or directors and claims other than in connection with this offering, be resolved through binding arbitration rather than in the courts. Notwithstanding the foregoing sentence, you may elect to opt out of the arbitration provision for all purposes by sending an arbitration opt out notice to the Company in accordance with the terms and conditions set forth in Section 21(b) of the Note Purchase Agreement. If you do not opt out of binding arbitration, Section 21(a) of the Note Purchase Agreement, provides, among other things, that (i) arbitration is final and binding on the parties; (ii) the parties are waiving their right to seek remedies in courts, including the right to jury trial; (iii) pre-arbitration discovery is generally more limited and potentially differs in form and scope from court proceedings; (iv) an award by an arbitrator is not required to include factual findings or legal reasoning, and your right to appeal or to seek modification of a ruling by the arbitrator is strictly limited; and (v) the arbitrator (or three arbitrator panel, if applicable) may include a minority of persons engaged in the securities industry. As a result, the arbitration process may be less favorable to investors than court proceedings and may limit your right to engage in discovery proceedings or to appeal an adverse decision. These provisions may have the effect of discouraging lawsuits against us and our directors and officers. Your agreement to the arbitration provisions in the Groundfloor Yield Note Purchase Agreement will not waive the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

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The Company believes that the arbitration provisions in the Agreements are enforceable under federal and state law. The Federal Arbitration Act (“FAA”) is an act of Congress that provides for judicial facilitation of dispute resolution through arbitration and embodies a national policy favoring arbitration, providing that a written contractual provision evidencing a transaction involving interstate commerce to arbitrate a controversy “shall be valid, irrevocable, and enforceable, save upon such grounds as exist at law or in equity for the revocation of any contract.” Further, the United States Supreme Court has interpreted the FAA as creating a uniform body of federal substantive law regulating the enforceability of agreements to arbitrate that applies to all contracts involving interstate commerce in both state and federal court. The arbitration provision in the Groundfloor Yield Note Purchase Agreement specifically states that it is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA.

In the event that enforceability issues arise under state law, the Company maintains its belief that the arbitration clause will be upheld. In AT&T Mobility LLC v. Concepcion, 131 S. Ct. 1740 (2011), the United State Supreme Court recognized that in order to accomplish the general purpose of the FAA to promote efficient streamlined procedures for resolving disputes, federal law has developed a preference for enforcing arbitration agreements according to their terms. Consistent with this preference, the Court has held that state laws discriminating against arbitration are preempted by the FAA because such rules stand as an obstacle to the FAA’s objectives. Further, the FAA is presumed to preempt the state law selected in a general choice-of-law clause unless the contract expressly evidences the parties’ intent that state arbitration law applies in place of or in addition to the FAA. As cited above, the arbitration provision in the Groundfloor Yield Note Purchase Agreement clearly sets forth the parties’ intent that the FAA should apply rather than state law.

You also waive your right to a jury trial under the Groundfloor Yield Note Purchase Agreement. Purchasers of the Groundfloor Yield Notes in any secondary transactions are subject to the terms of the Groundfloor Yield Note Purchase Agreement, and are deemed to have waived their right to a jury trial as well. Accordingly, if you bring a claim against the Company in connection with matters arising under the Groundfloor Yield Note Purchase Agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and our directors and officers. If a lawsuit is brought against us under the Groundfloor Yield Note Purchase Agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the Groundfloor Yield Note Purchase Agreement.

While the Company believes that a contractual pre-dispute jury trial waiver is generally enforceable, the enforceability of the jury trial waiver is not free from doubt. To the Company’s knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. With respect to enforceability under Georgia state law, the Company acknowledges that the state courts of Georgia, which have jurisdiction over state law matters arising under the Groundfloor Yield Note Purchase Agreement, have upheld the minority position that contractual pre-dispute jury trial waivers are not enforceable. If the Company opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the Groundfloor Yield Note Purchase Agreement.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Groundfloor Yield Note Purchase Agreement with a jury trial if you have not elected to opt out with respect to binding arbitration as set forth in Section 21 of the Groundfloor Yield Note Purchase Agreement. No condition, stipulation or provision of the Groundfloor Yield Note Purchase Agreement or the Groundfloor Yield Note Purchase Agreement serves as a waiver by any Investor of the Company’s compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

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Additionally, by entering into the Groundfloor Yield Note Purchase Agreement, the investor expressly waives and releases, as a condition of and as part of the consideration for the issuance of the Groundfloor Yield Note, any recourse under or upon any obligation, covenant or agreement contained in the Groundfloor Yield Note Purchase Agreement, or because of any obligations evidenced therein, against any incorporator, or against any past, present or future shareholder, officer or director, as such, of the Company, either directly or through the Company, under any rule of law, statute (other than applicable federal securities laws) or constitutional provision or by the enforcement of any assessment or penalty or otherwise. This provision has the effect of limiting the available parties against which an investor may seek recourse in connection with the Company’s obligations under the Groundfloor Yield Note Purchase Agreement.

Pursuant to Section 22(b) of the Groundfloor Yield Note Purchase Agreement, in connection with your purchase of the Notes, to the extent permitted by law, you waive your right to a jury trial in any litigation relating to the Agreements, including the purchase of the Notes.

When you purchase the Groundfloor Yield Notes, you are required to agree to the terms of the Groundfloor Yield Note Purchase Agreement. Among other things, both agreements provide that you waive your right to a jury trial in any litigation relating to each agreement and your purchase of the Notes, including claims under the federal securities laws. You will have the right to litigate claims, including claims under the federal securities laws through a court before a judge, but you will not have that right if any party elects arbitration pursuant to the terms of the Agreements unless you opt out as provided in Section 21(b) of the Groundfloor Yield Note Purchase Agreement. Neither your waiver of jury trial nor your agreement to the arbitration provision shall be deemed to waive the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder. Please refer to the risk factor “The Groundfloor Yield Note Purchase Agreement limits your rights in some important respects” for more information regarding the jury trial waiver provision contained in the Groundfloor Yield Note Purchase Agreement and the Groundfloor Yield Note Purchase Agreement.

Risks Related to the Company

We have no operating history, and our parent company has a limited operating history. As companies in the early stages of development, we face increased risks, uncertainties, expenses and difficulties.

Groundfloor Finance (with its affiliates) has a limited operating history and Groundfloor Yield LLC has no operating history. Groundfloor Finance owns and operates the Groundfloor Platform. For our business to be successful, the number of real estate development projects financed by the Groundfloor Entities will need to increase, which will require Groundfloor Finance to increase its facilities, personnel and infrastructure to accommodate the greater servicing obligations and demands on the Groundfloor Platform. Groundfloor Finance must constantly update its software and website, expand its customer support services and retain an appropriate number of employees to maintain the operations of the Groundfloor Platform, as well as to satisfy our servicing obligations on the Loans and make payments on the Groundfloor Yield Notes. If Groundfloor Finance is unable to increase the capacity of the Groundfloor Platform and maintain the necessary infrastructure, you may experience delays in receipt of payments on the Groundfloor Yield Notes and periodic downtime of our systems.

If the information provided by customers to Groundfloor Finance or GRE 1 is incorrect or fraudulent, those entities may misjudge a customer’s qualification to receive a loan, and our operating results may be harmed.

The lending decisions of Groundfloor Finance and GRE 1 (collectively, the “Originating Affiliates”) are based partly on information provided to them by loan applicants. To the extent that these applicants provide information in a manner that the Originating Affiliates are unable to verify, they may not be able to accurately assess the associated risk. In addition, data provided by third-party sources is a significant component of the Originating Affiliates’ underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm the performance of loans originated by the Originating Affiliates, which may harm their reputation, business, and operating results, and in turn, harm the reputation, business, and operating results of the Company which acquires loans originated by the Originating Affiliates.

In addition, the Originating Affiliates perform fraud checks and authenticate customer identity by analyzing data provided by external databases. The Originating Affiliates cannot assure that these checks will catch all fraud, and there is a risk that these checks could fail and fraud may occur. We may not be able to recoup funds in respect of underlying loans acquired by the Company from the Originating Affiliates which were made in connection with inaccurate statements, omissions of fact, or fraud, in which case our revenue, operating results, and profitability will be harmed. Fraudulent activity or significant increases in fraudulent activity could also lead to regulatory intervention, negatively impact our operating results, brand and reputation, and require us to take steps to reduce fraud risk, which could increase our costs.

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The Originating Affiliates’ risk management efforts may not be effective.

We could incur substantial losses, and our business operations could be disrupted if (i) the Originating Affiliates are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk in respect of loans which are subsequently acquired by the Company, or (ii) if we are unable to effectively manage, monitor and mitigate operational risks related to our business, assets, and liabilities. To the extent the Originating Affiliates’ models used to assess the creditworthiness of potential customers do not adequately identify potential risks, the risk profile of such customers could be higher than anticipated. The Originating Affiliates’ risk management policies, procedures, and techniques may not be sufficient to identify all of the risks that the loans they originate are exposed to, mitigate the risks that they have identified, or identify concentrations of risk or additional risks to which we may become subject in the future as holder of such loans.

The Originating Affiliates’ businesses may not be able to adequately scale their loan product distribution.

The Originating Affiliates compete against larger companies in marketplace lending, small business divisions of commercial banks, and community banks and credit unions. Their competitors, especially banks, have substantially more resources and spend millions of dollars on marketing. If the Originating Affiliates are unable to attract borrowers, or repeat borrowers, their results of operations will be adversely affected, which may in turn affect the pool of loans available for acquisition by the Company.

The Originating Affiliates originate relatively small-dollar loans which means they need to originate more loans to make as much money as competitors that originate larger-dollar loans.

Presently the Originating Affiliates are focused on loans up to $500,000. Some of their lending peers who offer larger-dollar loan products need to originate fewer loans than the Originating Affiliates do in order to reach the same amount of dollars lent. The Originating Affiliates’ loan product requires human interaction before it can be approved, which may limit the number of loans they can originate and impact their ability to scale their business. If the Originating Affiliates’ per-loan origination costs are too high, their results of operations will be adversely impacted, which may in turn affect the pool of loans available for acquisition by the Company.

The Originating Affiliates rely on external capital to grow loan volume and their business.

The Originating Affiliates are in the business of lending money. To demonstrate their commitment to their borrowers and their confidence in their underwriting criteria, they fund a portion of most of the loans that they originate. As the Originating Affiliates’ businesses scale and loan volume increases, they will require increasing amounts of capital to fund their loans as well as build out their operations. The Originating Affiliates have to carefully manage capital as they are not yet profitable. As their business grows, they will require increasing levels of new capital to fund their lending and operational needs. Similarly, the Company will require increasing amounts of capital to fund its operational needs.

A portion of the funding for the Originating Affiliates and for the Company, including for payments of principal and interest on the Groundfloor Yield Notes and for placing funds in reserve to guard against losses, is anticipated to come from investment in the Groundfloor Yield Notes. This need for capital will require us to find additional investors. Our inability to attract sufficient capital at all or on favorable terms will impact our ability and the ability of the Originating Affiliates to grow and remain in business

If we or Groundfloor Finance were to cease operations or enter into bankruptcy proceedings, the servicing of the Groundfloor Yield Notes would be interrupted or may halt altogether.

If we were to become subject to bankruptcy or similar proceedings or if we ceased operations, the Company, or a bankruptcy trustee on our behalf, might be required to find other ways to service the Groundfloor Yield Notes. Such alternatives could result in delays in the disbursement of payments on your Groundfloor Yield Notes or could require payment of significant fees to another company to service the Groundfloor Yield Notes. Since we have not entered into any back-up servicing agreements, if we were to cease operations or otherwise become unable to service the Groundfloor Yield Notes without transferring such Groundfloor Yield Notes to another entity, the operation of the Mobile App and the servicing of the Groundfloor Yield Notes would be interrupted and may halt altogether unless another way to service the Groundfloor Yield Notes on behalf of investors was secured. In the event that we were to cease operations or enter into bankruptcy proceedings, recovery by a holder of a Groundfloor Yield Note may be substantially delayed while back-up servicing is secured, if practicable, or such services halted altogether, and such recovery may be substantially less than the amounts due and to become due on such Groundfloor Yield Note.

Security breaches of investors’ or customers’ confidential information that may harm our or the Originating Affiliates’ reputation and expose us or the Originating Affiliates to liability.

We store our investors’ bank information, credit information, and other sensitive data, and the Originating Affiliates store their customers’ bank information, credit information, and other sensitive data. Any accidental or willful security breaches or other unauthorized access could cause the theft and criminal use of this data. Security breaches or unauthorized access to confidential information could also expose us or the Originating Affiliates, as applicable, to liability related to the loss of the information, time-consuming and expensive litigation, and negative publicity. If security measures are breached because of employee or third-party error, malfeasance, or otherwise, or if design flaws in the Mobile App or Groundfloor Platform are exposed and exploited, and, as a result, a third party obtains unauthorized access to any of our customers’ data, our relationships with our investors or the Originating Affiliates’ relationships with customers may be severely damaged, and we or the Originating Affiliates, as applicable could incur significant liability. To the extent that the Originating Affiliates incur any such liability, their business operations may be adversely affected, which may in turn adversely affect the pool of loans available for acquisition by the Company.

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Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we, the Originating Affiliates and our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our investors or the Originating Affiliates’ customers to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, could harm our reputation and cause us to lose investors or the Originating Affiliates to lose customers.

The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights.

We and the Originating Affiliates receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from customers and potential customers. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us or the Originating Affiliates to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our respective businesses. To the extent that the business operations of the Originating Affiliates are adversely affected, the pool of loans available for acquisition by the Company may in turn be adversely affected as well.

Events beyond our control or the control of the Originating Affiliates may damage our or their ability to maintain adequate records, maintain the Mobile App or the Groundfloor Platform, perform their origination activities or perform our servicing obligations.

If a catastrophic event resulted in an outage of the Mobile App or the Groundfloor Platform or physical data loss, our ability to perform our servicing obligations or the ability of the Originating Affiliates to originate loans, as applicable, would be materially and adversely affected. Similar events impacting third-party service providers that our operations depend on, such as Groundfloor Finance’s Hosting Provider or payment vendor(s), could materially and adversely affect its (and our) operations. Such events could include, but are not limited to, fires, earthquakes, terrorist attacks, natural disasters, pandemics, computer viruses and telecommunications failures. Groundfloor Finance stores back-up records in offsite facilities located in third-party, off-site locations. If Groundfloor Finance’s electronic data storage and back-up storage system or those of its third-party service providers are affected by such events, we cannot guarantee that you would be able to recoup your investment in the Groundfloor Yield Notes.

Economic, social and other disruptions caused by outbreaks of viruses or other diseases may adversely affect the business and operations of the Company and the Originating Affiliates, which may adversely affect your investment in the Groundfloor Yield Notes.

The business and operations of the Company and the Originating Affiliates could be materially and adversely affected by the outbreak of health epidemics, including the spread of the novel coronavirus COVID-19, particularly if occurring in areas where Developers derive a significant amount of revenue or profit. While the impact of such an outbreak on the global economy is uncertain, such an event could significantly impact the real estate and fintech lending industries and severely disrupt the operations of the Company and the Originating Affiliates. Such event may also have a material adverse effect on the business, financial condition and results of operations of the Company and the Originating Affiliates, which could adversely affect your investment in the Groundfloor Yield Notes.

Risks Related to Compliance and Regulation

The requirements of complying on an ongoing basis with Tier 2 of Regulation A of the Securities Act may strain our resources and divert management’s attention.

Because we are conducting an offering pursuant to Tier 2 of Regulation A of the Securities Act, we will be subject to certain ongoing reporting requirements. Compliance with these rules and regulations will require legal and financial compliance costs, which may impose strain on our operating budget and divert management’s time and attention from operational activities. Moreover, as a result of the disclosure of information in this Offering Circular and in other public filings we make, our business operations, operating results and financial condition will become more visible, including to competitors and other third parties.

The Originating Affiliates’ loan origination activities and our servicing activities are subject to extensive federal, state and local regulation that could adversely impact operations.

Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to the Originating Affiliates or to us could adversely affect the ability of the Originating Affiliates or our ability to operate in the manner in which they or we currently conduct business or make it more difficult or costly for them to originate or otherwise make additional loans, or for us to collect payments on loans by subjecting them or us to additional licensing, registration, and other regulatory requirements in the future or otherwise. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to their or our reputations, which could have a material adverse effect on their or our businesses and financial conditions, their ability to originate loans, our ability to service loans and our ability to perform our obligations to investors and other constituents.

The initiation of a proceeding relating to one or more allegations or findings of any violation of such laws could result in modifications in the Originating Affiliates’ or our methods of doing business that could impair our ability to collect payments on our loans or to acquire additional loans or could result in the requirement that we pay damages and/or cancel the balance or other amounts owing under loans associated with such violation. We cannot assure you that such claims will not be asserted against us in the future. To the extent it is determined that the loans we make to our customers were not originated in accordance with all applicable laws, we might be obligated to repurchase any portion of the loan we had sold to a third party. We may not have adequate resources to make such repurchases.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. The forward-looking statements are contained principally in “Offering Circular Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “About the Groundfloor Platform.” Forward-looking statements include information concerning our possible or assumed future results of operations and expenses, business strategies and plans, competitive position, business environment, and potential growth opportunities. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Those risks include those described in “Risk Factors” and elsewhere in this Offering Circular. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this Offering Circular. Also, forward-looking statements represent our beliefs and assumptions only as of the date of this Offering Circular. You should read this Offering Circular and the documents that we have filed as exhibits to the Form 1-A of which this Offering Circular is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Any forward-looking statement made by us in this Offering Circular speaks only as of the date on which it is made. Except as required by law, we disclaim any obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward- looking statements, even if new information becomes available in the future. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

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USE OF PROCEEDS

If we sell $50,000,000 of gross proceeds from the sale of our securities under this Offering Circular, we estimate our net proceeds, after deducting estimated commissions and expenses, will be approximately $49,889,500, assuming our expenses are $110,500 for such offerings. We currently intend to use the net proceeds of this offering in order to purchase loans issued by Groundfloor Finance and GRE 1, and for general corporate expenses, including the cost of this offering, but we reserve the right to change the use of proceeds as business demands dictate.

Our management team will determine the allocation of proceeds among loan investments and general corporate purposes. Proceeds may be used to fund or supplement investments in loans on our platform by us or by our affiliates.

We may also use the proceeds of the sale of Groundfloor Yield Notes for general corporate purposes. General corporate purposes might be, but are not limited to, the costs of this offering, including our outside legal and accounting expenses, rent and real estate expenses, utilities, computer hardware and software and promotion and marketing. Our management has sole discretion regarding the use of proceeds from the sale of Groundfloor Yield Notes.

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ABOUT THE GROUNDFLOOR PLATFORM

Overview and Groundfloor Platform

Groundfloor Finance Inc. (“Groundfloor Finance”) is the sole member of both the Company and Groundfloor Real Estate 1 LLC (“GRE 1”). Each of the Company and GRE 1 is managed by Groundfloor Finance and Nick Bhargava, who is also the Co-Founder, Acting Chief Financial Officer, Secretary, and Executive Vice President (Legal and Regulatory) of Groundfloor Finance. The business operations of Groundfloor Finance are managed by a team of executive officers which includes (i) Brian Dally, President and CEO, (ii) Nick Bhargava, in the capacities mentioned above, (iii) Rhonda Hills, Senior Vice President (Marketing and Sales), (iv) Richard Pulido, Senior Vice President (Head of Lending and Risk Management) and (v) Chris Schmitt, Vice President (Software), and by its board of directors, which includes two independent directors.

Groundfloor Finance operates an online investment platform (the “Platform”) designed to source financing for real estate development projects. Through the Platform, investors can choose between multiple real estate development investment opportunities (each, a “Project”) and developers of the Projects (each, a “Developer”) can obtain financing. The Platform focuses on the commercial lending market for developers of residential and small commercial real estate projects that are not owned and occupied by the Developer. Proceeds from the loans are generally applied toward the Project’s acquisition and/or renovation or construction costs. In connection with the issuance of Groundfloor Yield Notes by the Company, the Company owns and operates the Mobile App, which provides a portal to the Groundfloor Platform operated by Groundfloor Finance, which facilitates due diligence and underwriting reviews, coordinates payment to and from investors and developers, manages loan advances, and administers, services and collects on loans originated by Groundfloor Finance and GRE 1, which may be funded in whole or in part through the issuance and sale of Notes, and which are subsequently acquired by the Company. All intellectual property relating to the Groundfloor Platform and the GFY Mobile App is owned by Groundfloor Finance and the Company, respectively.

In connection with the Platform, Groundfloor Finance operates several subsidiaries with distinct functions. Subsidiaries help us isolate credit risks, legal risks, and other operational risks. This protects our investors, customers, and employees. Below is a list of our primary operating entities, including management structure, and function.

•	Groundfloor Finance Inc. (“GFI”). GFI is a Georgia corporation and is our main operating entity. It is managed by our executive team and governed by our board of directors (see “Management” section starting on page 22). GFI develops, owns, and operates the Groundfloor web platform, and associated technology IP.

•	Groundfloor Holdings, LLC (“GFH”). GFH is a single member Georgia limited liability company. It is managed by GFI. Its sole purpose is to originate loans identified by its manager. It will use funds provided by an affiliated company, Groundfloor Yield, LLC (“GFY”). Loans typically stay on its balance sheet for up to 30 days before being sold to GFY.

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•	Groundfloor Yield, LLC (“GFY”). GFY is a single member Georgia limited liability company. It is managed by GFI and Nick Bhargava, Executive Vice President, Secretary, and Acting Chief Financial Officer of GFI. Its sole purpose is to acquire loans from GFH. It then assigns loans to two affiliated companies, Groundfloor Real Estate 1, LLC and Groundfloor Real Estate 2, LLC. Loans typically stay on its balance sheet for up to 30 days before being assigned. As of the date of this Offering Circular, GFY has not commenced full operations.

•	Groundfloor Real Estate 1, LLC (“GRE1”). GRE1 is a single member Georgia limited liability company. It is managed by GFI and Nick Bhargava, Executive Vice President, Secretary, and Acting Chief Financial Officer of GFI. Its purpose is to select and acquire loans from GFY. Once loans have been identified for acquisition, GRE1 will sell Limited Recourse Obligations (LROs) to investors which correspond to the identified loan. It will use these funds to acquire and service the loan for the duration of the loan. As of the date of this Offering Circular, GFY has not commenced full operations, and GRE1 has been acquiring loans directly from GFH.

•	Groundfloor Real Estate 2, LLC (“GRE2”). GRE2 is a single member Georgia limited liability company. It is managed by GFI. Its purpose is to select and acquire loans from GFY. Once loans have been identified for acquisition, GRE2 will sell securities to institutional purchasers which correspond to the identified loan. It will use these funds to acquire and service the loan for the duration of the loan. As of the date of this Offering Circular, GFY has not commenced full operations, and GRE2 has been acquiring loans directly from GFH.

•	Groundfloor Properties GA, LLC (“GFGA”). GFGA is a single member Georgia limited liability company. It is managed by GFI. Its purpose is to manage distressed assets that have been acquired by affiliated companies in the course of exercising creditor rights. It conducts the majority of foreclosures that may be required by either GRE1 or GRE2.

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Borrower Members and Consideration of the Principal

The Originating Affiliates do not finance owner-occupied residential projects, nor do they make loans for any personal, family, or household purpose. All of their loans are commercial in nature. Although the Originating Affiliates only provide loans to legal entities (i.e., the Developer), due to the nature of the real estate development business and the smaller market segment they service, the Originating Affiliates nevertheless factor into their due diligence and underwriting process the background and experience of the individual(s) who own and operate the borrowing entity (i.e., the Principal(s)).

The scope of the Originating Affiliates’ due diligence and underwriting process is not limited only to information about the borrowing entity, which may be very limited in nature. In addition to considering the specific information with respect to the borrower under the loan, they also consider the creditworthiness (through a review of FICO scores) and broader experience of the Principal.

Credit Risk and Valuation Assessment

Once the Originating Affiliates have identified Projects that pass the preliminary assessment and thus meet their basic qualifications and financing requirements, they undertake an assessment of each Project and the proposed terms of the underlying Loan to finalize the pricing terms (interest rate, maturity, repayment schedule, etc.) that they will accept.

The Originating Affiliates use their proprietary Grading Algorithm to assign one of seven letter grades, from A to G, to each Project. The letter grade generally reflects the overall risk of the Loan. In general:

The Grading Algorithm, which was developed by Groundfloor Finance’s management team in consultation with outside advisors with respect to the general type of residential real estate projects the Originating Affiliates currently finance, involves application of a two-step proprietary mathematical formula. Generally, the Originating Affiliates assign a scale to each factor. The higher a Project rates with respect to a particular factor, the better the Loan scores. The higher the score, the lower the interest rate the Originating Affiliates will offer on the Loan.

Representing a quantifiable assessment of the risk profile of a given Project, the Grading Algorithm allows the Originating Affiliates to compare the relative risk profiles of various properties through the analysis of specific quantifiable characteristics, including (i) the valuation and strength of a particular Project and (ii) the experience and risk profile of the Developer. the Originating Affiliates use the Grading Algorithm to determine a proposed base-line interest rate which reflects the given risk profile of a Project when it is underwritten. The lower the risk profile, the lower the interest rate the Originating Affiliates will agree to with respect to a particular Loan.

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Products

(a) Lending

Products

Through the Groundfloor Platform, the Originating Affiliates offer commercial loans to real estate developers as described above under “Overview and Groundfloor Platform”. The loans are generally applied toward the Project’s acquisition and/or renovation or construction costs. The Originating Affiliates lend to qualified commercial real estate developers who meet the Originating Affiliates’ business and credit qualifications and are approved through the underwriting platform. The Originating Affiliates utilize the Grading Algorithm in order to determine the interest rate that they will offer to the prospective commercial borrower.

(b) Investing Products

Notes

Groundfloor Yield Notes, the subject of this Offering Circular, are available to retail investors, who purchase notes via the Mobile App. Funds from the sale of Groundfloor Yield Notes are used by the Company, at the sole discretion of the Company, to purchase loans originated by the Originating Affiliates. Investors in Groundfloor Yield Notes do not directly invest in loans originated by the Originating Affiliates; rather the investments are aggregated with funds from Groundfloor Finance’s direct lending account, GRE 1’s direct lending account, institutional capital providers, and accredited investors, which collectively fund the lending products.

The offering of Groundfloor Yield Notes is being conducted as a continuous offering pursuant to Rule 251(d)(3) of the Securities Act of 1933 (“Securities Act”). Continuous offerings allow for a sale of securities to be made over time, with no specific offering periods or windows in which securities are available. Sales of securities may happen sporadically over the term of the continuous offering, and are not required to be made on any preset cadence. The active acceptance of new investors in Groundfloor Yield Notes, whether via the Platform or otherwise, may at times be briefly paused, or the ability to subscribe may be periodically restricted to certain individuals to allow the Company time to effectively and accurately process and settle subscriptions that have been received. The Company may discontinue this offering at any time.

Investors may elect to participate in our auto-invest program, which allows an investor to automatically invest in additional Groundfloor Yield Notes on a regular basis in an amount that such investor designates. Investors may affirmatively elect to participate or cancel their participation in the auto-invest program by selecting “on” or “off” on a form, which will be provided to each investor. An investor who does not complete a form will be deemed to have selected “off.” The Company may choose to provide the form on the main Account Summary page of such investor’s account on the Platform or by another means of communication with the investor. As part of affirmatively electing to participate in the auto-invest program by selecting “on”, the investor will choose the frequency of such investor’s recurring investments and the amount of such recurring investment. In addition, the investor will choose which bank account from which the funds would be drawn for purposes of the auto-invest program (only one account to be designated as the “auto-invest” account at a time). Upon affirmatively electing to participate in the auto-invest program, the investor will be asked to agree to the terms and conditions of the Groundfloor Yield Note Purchase Agreement and the applicable Groundfloor Yield Note, including the applicable interest rate that the investments would earn. Upon each “auto-investment” being made, the Company will send a confirmatory communication to the investor denoting the amount invested and the interest rate of such auto-investment. Should rates ever change with respect to any auto-investments, the Company would provide notification to the investor of the change and allow such investor the option to cancel such auto-investment. In the event of a rate change that an investor has not cancelled, the auto-investments will go forward subject to the new rate. The Company also intends to include any changes to interest rates in a supplement or post-qualification amendment, as applicable, to this Offering Statement.

The Company has not yet deployed the auto-invest program for Groundfloor Yield Notes and, as a result, 0% of investors in Groundfloor Yield Notes participate in the program. The Company anticipates deploying the auto-invest program for Groundfloor Yield Notes within two calendar days after the qualification date of this Offering Circular.

Proceeds from the sales of Groundfloor Yield Notes may be used for any purpose, including, but not limited to, funding a pool of loans originated by the Originating Affiliates, balance sheet support for institutional credit facilities, or used for general corporate purposes. We retain final discretion over the use proceeds.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Groundfloor Finance maintains and operates the Groundfloor Platform for use by Groundfloor Finance and its subsidiaries, including the Company, to provide real estate development investment opportunities to the public. Proceeds from the Groundfloor Yield Notes contemplated in this offering will be used to purchase loans originated by the Originating Affiliates, and for general corporate purposes of the Company, including the cost of this offering, but Groundfloor Yield Notes are not dependent upon any particular loan originated by the Originating Affiliates or otherwise held by the Company and remain at all times the general obligations of the Company. Funds from the Groundfloor Yield Notes contemplated in this offering may be added to funds from Groundfloor Finance’s direct lending account , funds from GRE 1’s direct lending account and funds from institutional and individual investors to collectively fund the loans. Funds may either be added to an Originating Affiliate’s investment in each transaction as replacement capital or used to increase their investment in a particular loan. Final decisions on use of proceeds allocations will be made by Groundfloor Finance management.

Operating Results

The Company was formed on April 10, 2020 and, as of the date of this Offering Circular, we have not commenced operations. Having not commenced active operations, our management is not aware of any material trends or uncertainties, favorable or unfavorable, other than economic conditions affecting the commercial and residential real estate industry and real estate generally, including but not limited to the novel coronavirus COVID-19 pandemic, which may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of our assets. To the extent that the effects of the pandemic, including any restrictions imposed by federal, state or local governments, affect the commercial and residential real estate industry generally, the Company’s ability to collect on the loans that it acquires from the Originating Affiliates may be adversely affected. Additionally, to the extent that directors, officers, employees, representatives, or agents of the Company or the Originating Affiliates, or any third parties on which the Company or the Originating Affiliates rely, are affected by the pandemic, the operations and financial results of the Company and the Originating Affiliates may be adversely affected.

Liquidity and Capital Resources

The audited financial statements included in this Offering Circular have been prepared assuming that the Company will continue as a going concern. The audited financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Trends and Key Factors Affecting Our Performance

We have not yet commenced operations. As such, there are no trends or key factors affecting our performance.

Plan of Operation

Prior to September 2015, Groundfloor Finance’s operations were limited to issuing nonrecourse promissory notes solely in Georgia to Georgia residents (the “Georgia Notes”) pursuant to an intrastate crowdfunding exemption from registration under the Securities Act and qualification under Georgia law. On September 7, 2015, the SEC qualified Groundfloor Finance’s first offering statement on Form 1-A covering seven separate series of limited recourse obliglations (“LROs”) corresponding to the same number of real estate development projects in eight states and the District of Columbia. Since that time, Groundfloor Finance has qualified two additional offering statements on Form 1-A in addition to an offering statement on Form 1-A qualified for GRE 1. We have filed, and intend to continue to file, post-qualification amendments to this Offering Circular on a regular basis to include additional series of LROs. Following the qualification of this Offering Circular, the Company plans to offer, on a continuous basis, Groundfloor Yield Notes with the terms described herein. With this increased lending capital we expect that the number of borrowers and corresponding investors, and the volume of loans originated through the Mobile App, will increase and generate increased revenue from borrower origination and servicing fees.

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As the volume of our loans and corresponding offerings increase, Groundfloor Finance plans to continue the current strategy of raising equity and, in limited circumstances, debt financing to finance the Company’s operations until the Company reaches profitability and become cash-flow positive, which we do not expect to occur in 2020. Future equity or debt offerings by Groundfloor Finance will be necessary to fund the significant investments in website development, security, investor sourcing, loan processing and marketing necessary to reach profitability. Groundfloor Finance expects to hire more staff to support the Company’s expected growth in operations and to invest heavily in marketing throughout the next year.

Off-Balance Sheet Arrangements

The Company does not engage in any off-balance sheet financing activities. We do not have any interest in entities referred to as variable interest entities, which include special purpose entities and other structured finance entities.

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MANAGEMENT

The executive officers, directors, significant employees and their respective ages of Groundfloor Finance, the sole member and a manager of the Company are as follows:

Name	Position	Age	Term of Office
Executive Officers:

Brian Dally	President and CEO, and Director	48	January 2013

Nick Bhargava	Executive Vice President, Legal and Regulatory, Acting Chief Financial Officer and Secretary	36	January 2013
Directors:
Bruce Boehm	Director (Independent)	66	December 2014
Nick Bhargava	Director of Groundfloor Finance and Manager of the Company	36	January 2013
Brian Dally	Director	48	January 2013
Lucas Timberlake	Director	33	November 2015
Michael Olander, Jr.	Director	37	December 2014
Richard Tuley, Jr.	Director (Independent)	50	December 2014
Significant Employees:
Rhonda Hills	Senior Vice President, Marketing and Sales	49	February 2018
Richard Pulido	Senior Vice President and Head of Lending and Risk Management	59	December 2016
Chris Schmitt	Vice President of Software	46	February 2014

Business Experience

Nick Bhargava, Executive Vice President, Legal and Regulatory, Acting Chief Financial Officer and Secretary of Groundfloor Finance and Manager of the Company

Nick Bhargava is a co-founder of Groundfloor Finance, has served on the Groundfloor Finance Board of Directors (the “Board of Directors”) and as our Secretary since our inception. Mr. Bhargava was also named Executive Vice President, Legal and Regulatory in July 2014. Mr. Bhargava completed a Practicum with SciQuest Inc. from January 2012 to May 2012 where he was responsible for reviewing and editing the company’s federal securities filings and sales contracts. Previous to that, he served as a Regulatory Analyst for the Financial Services Roundtable from May 2011 to August 2011, where he reviewed and analyzed legislation and regulation, particularly the Dodd-Frank Wall Street Reform and Consumer Protection Act rulemakings. From May 2010 to August 2010, Mr. Bhargava served as an Honors Intern in Trading and Markets with the SEC, at which he was tasked with researching and analyzing the May 6, 2010 Flash Crash in addition to reviewing proposed rules, comments on proposed rules and SRO filings. As an Enforcement Intern with the Financial Industry Regulatory Authority from May 2009 to August 2009, Mr. Bhargava was responsible for developing enforcement actions against broker-dealers. Prior to these positions, Mr. Bhargava worked as a Trader for TD Waterhouse Inc. from September 2006 to February 2008 and had responsibility for taking and executing trade orders for equities and equity options for high value accounts. Mr. Bhargava received his LLM from Duke University School of Law in 2012, a JD from American University in 2011, and a BS in Biological Sciences and Business from University of Alberta in 2006.

Bruce Boehm, Director (Independent)

Bruce Boehm has served on the Board of Directors since December 2014. Mr. Boehm is an active angel investor in the Raleigh-Durham area and advisor to several specialty investment funds. During his career, he has been a director for more than 35 publicly and privately held companies. From 1992 to 1996, he created and directed the Masters of Engineering Management Project at the University of Canterbury in Christchurch, New Zealand. Prior to 1992, he was a General Partner of U.S. Venture Partners in Menlo Park, California, with responsibility for a portfolio of approximately 20 healthcare and technology investments. Prior to 1982, he was employed by several Silicon Valley and Route 128 companies as an engineer and project manager. Mr. Boehm received a BS from MIT in 1975 and a MS and MBA from Stanford University in 1982. Mr. Boehm qualifies as an independent director under the NASAA Statement of Policy Regarding Corporate Securities Definitions.

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Brian Dally, President and CEO, and Director

Brian Dally is a co-founder of the Company, has served on the Board of Directors and as Groundfloor Finance’s President and Chief Executive Officer since its inception. Prior to forming Groundfloor Finance, he served as the Chief Instigator of Fomentum Consulting, LLC beginning in September 2012, responsible for consulting for technology companies in the area of marketing, customer acquisition, and product development. As the Senior Vice President and General Manager of Republic Wireless, a division of Bandwidth.com, from January 2010 to September 2012, Mr. Dally led the successful formation and launch of the company’s mobile division, including managing over 60 individuals and achieving a $60 million revenue run-rate before the end of the first year of operation. From May 2008 to January 2009, Mr. Dally served as the Principal at Peripatetic Ventures Corp., a management consulting firm for high-growth technology company clients, where he assisted clients to develop partnerships to execute new product strategies and cultivate potential customer relationships in addition to conducting buyer needs research, analyzing competition, and crafting positioning and messaging. Mr. Dally has also held officer-level positions with Cecure Gaming LTD, a consumer poker and casino games service for mobile phones, and Motricity Inc., a mobile platform for entertainment and applications. Mr. Dally received a JD from Harvard Law School in June 1999, a MBA from Harvard Business School in 1999, and a BA in Political & Social Thought from the University of Virginia in 1993.

Rhonda Hills, Senior Vice President of Marketing and Sales

Rhonda Hills has served as Senior Vice President of Sales and Marketing since February 2018. She is responsible for driving engagement and revenue growth for the Company. Ms. Hills has spent her career building internet-based supply and demand marketplaces. Most recently Ms. Hills was Chief Marketing Officer for Dinova, a proprietary marketplace that exclusively connects business diners with preferred restaurants nationwide. Prior to joining Dinova, Ms. Hills was Executive Vice President for BLiNQ Media, an award-winning social media advertising company who’s technology connected ready-to-buy consumers with relevant local merchants and offers. As Chief Marketing Officer for Kudzu.com, Ms. Hills led the national expansion of an online marketplace that connected homeowners with top-rated home contractors in their neighborhood. Ms. Hills also led marketing strategy for Cox Interactive Media’s network of city websites and was a Founding Father of AOL’s Digital City in the 1990’s. Ms. Hills is a summa cum laude graduate of the University of Maryland, receiving two Bachelor of Arts, in Radio, TV & Film, and in Music.

Lucas Timberlake, Director

Lucas Timberlake has served on our Board of Directors since November 2019. Mr. Timberlake has over 10 years of financial services experience in a variety of capacities, including venture capital, private equity, and investment banking. Currently, Mr. Timberlake is a Partner with Fintech Ventures Fund, a financial technology-focused investment firm, since 2015. Since assuming his current role, Mr. Timberlake has held several board director positions with technology-enabled lending companies in the small business and real estate lending sectors, and currently serves on the board of directors for IOU Financial. Previously, Mr. Timberlake was part of the investment team with Antarctica Capital, an international private equity firm focusing on real assets and insurance opportunities. Mr. Timberlake began his career as an investment banking analyst with Bank of America Merrill Lynch. Mr. Timberlake holds a Bachelor of Arts in Economics and Political Science from Columbia College of Columbia University.

Michael Olander Jr., Director

Michael Olander Jr. has served on the Board of Directors since December 2014. Since its inception in 2005, Mr. Olander has served as CEO, in addition to being the sole member and manager, of MDO Holdings, LLC, a diversified holding company that operates three core subsidiaries: MDO2 Fitness, LLC owns and operates 28 health clubs under the names O2 Fitness and East Shore Athletic Clubs; MOREI, LLC and its affiliates own in excess of 250,000 square feet of commercial real estate; and MDO Ventures JS, LLC is an investment company with over a dozen companies currently funded. Mr. Olander sits on the board of five companies funded by MDO Ventures and serves as an advisor to two more. He earned his Bachelor of Arts in Business Administration from the College of Charleston in 2004.

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Richard Pulido, Senior Vice President, Lending and Risk Management

Richard Pulido has served as Groundfloor Finance’s Senior Vice President and Head of Lending and Risk Management since December of 2016. Prior to joining the Company, he had a 27 year career with Prudential Financial in commercial real estate investment spanning asset management, development, portfolio management and capital markets assignments. Mr. Pulido’s last assignment was building a Secondary Market unit to address demand for floating rate mortgage product. Starting the group in 2013, he built an approximately $1 billion book by December 2015. Between 1996 and 2012, Mr. Pulido was in the Debt Asset Management team, including 12 years as National Head of Special Servicing. Mr. Pulido successfully led the team through the credit cycle, at one point tripling head count and office count to properly address portfolio issues. During this period, he also expanded the group’s scope beyond life company assets to include CMBS, Agency and thirdparty accounts. Concurrent with his special servicing responsibilities, for several years Mr. Pulido also led the Portfolio Management team responsible for quality rating and valuing the commercial mortgage portfolio. Additional achievements included implementing the engagement of an offshore vendor to provide supporting analytical work and defending the proprietary credit rating model to regulators, auditors and rating agencies. Mr. Pulido had previous assignments in equity asset management and development in Los Angeles and Chicago, where he began his Prudential career. Prior to his real estate career, Mr. Pulido was a Systems Engineer with Northrop Corp. in California. Mr. Pulido received his MBA from The University of Chicago Booth School of Business in 1988 and his BS in System Science and Mathematics from the University of California, Los Angeles in 1983.

Chris Schmitt, Vice President of Software

Chris Schmitt has served as Groundfloor Finance’s Vice President of Software since February of 2014, previously serving as its lead developer on a contract basis. Prior to joining Groundfloor Finance, he served as Senior Program Manager for Bandwidth.com beginning in January 2012, where he lead multiple teams in efforts to coordinate the release of products, created and implemented a new Beta program to improve product quality, and worked with senior management to define tasks and priorities for his teams. Mr. Schmitt served as the IT Manager of Bandwidth.com from September 2011 to January 2012, and in this role he managed a group of five developers on day-to-day operations of building and maintaining the website and back office and launch night of republic wireless including a massive scaling effort on Amazon’s EC2 services to handle peak web traffic. As Senior Developer for Bandwidth.com from October 2010 to September 2011, Mr. Schmitt’s responsibilities included organizing and acting as the team lead for the Broadband division. Also in this role, he took the division from an excel-based back office to an online back office through multiple integration, rebuilt the online customer portal with many enhanced features and reconstructed the back end to make it more scalable to meet future demand, and built a distributed ping-based product leveraging Amazon EC2 services from multiple regions to compete with other industry participants. Mr. Schmitt served as Senior Database Administrator for Credit Suisse from August 2009 to October 2010, where he acted as a primary database administrator for over 100 servers and worked with support groups to help improve communication and processes. Mr. Schmitt also operated his own consulting firm, TreadPath Software, LLC, from August 2007 to October 2010. Mr. Schmitt received a BA in Computer Information Systems from Roger Williams University in 1997.

Richard (“Rick”) Tuley Jr., Director (Independent)

Richard (“Rick”) Tuley Jr. has served on the Board of Directors since December 2014. Mr. Tuley is an experienced real estate entrepreneur and business operator. He currently serves as the managing broker of Richard Tuley Realty, Inc., a real estate brokerage firm specializing in residential and commercial investment sales and property management which was founded in 1982. Mr. Tuley has been a licensed broker since 1992 and assumed full firm management in 2009. In addition, Mr. Tuley serves as President of Destiny Development Corporation, a Georgia-based general contracting firm founded in 2001. Destiny specializes in upscale custom and speculative residential construction and remodeling. Mr. Tuley is responsible for firm strategy, securing mortgage capital and making investment decisions. He is a third generation home builder, whose father founded two home building companies in Atlanta, Georgia. Mr. Tuley has over 25 years of experience in new home construction, lot and land development for multiple Fortune 500 companies, retail development, residential redevelopment, property management and long-term investing. Mr. Tuley is also an angel investor. He previously worked for the real estate team within Ernst & Young's entrepreneurial services group. He was also a senior associate in Leveraged Finance and the Financial Sponsors Coverage groups at UBS and a principal with Katalyst Venture Partners in New York. Between real estate and Wall Street, Mr. Tuley has been involved in well over $1 billion in transactions during his career. Mr. Tuley earned his undergraduate degree from Georgia Tech in 1992 and his MBA from Harvard Business School in 1999. Mr. Tuley qualifies as an independent director under the NASAA Statement of Policy Regarding Corporate Securities Definitions (collectively with Mr. Boehm, the “Independent Directors”).

Involvement in Certain Legal Proceedings

Groundfloor Yield LLC is not a party to any litigation.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of the Groundfloor Finance executive officers for the 2019 fiscal year was as follows:

Name	Cash compensation	Other compensation	Total compensation
Brian Dally	$166,605	N/A	$166,605
Nick Bhargava	$100,000	N/A	$100,000

As of the date of this Offering Circular, Groundfloor Finance has not compensated its outside directors for their service on the Board of Directors. Notwithstanding the foregoing sentence, Bruce Boehm and Richard Tuley, Jr. were each granted options to purchase 8,000 shares of Groundfloor Finance common stock as compensation for their service on the Board of Directors during 2015. If exercised, such options will not represent five or more percent of any class of securities. The option grants to Bruce Boehm and Richard Tuley, Jr. solely serve as service compensation and is customary for companies in our industry in order to attract and retain qualified directors. In the future, Groundfloor Finance may implement an outside director compensation program that includes grants of cash and/or equity-based awards.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Groundfloor Finance is the sole member and a manager of Groundfloor Yield LLC.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

None.

GROUNDFLOOR YIELD PLATFORM

Groundfloor Yield Platform

Groundfloor Yield Note investors are provided with a note directly from the Company. All notes earn the designated annual rate and are callable at any time by us. That is, we may repurchase a Groundfloor Yield Note from the Groundfloor Yield Note investor at the par value of outstanding principal plus the interest accrued through the repurchase date.

Groundfloor Yield Notes are held on the Platform in electronic form and are not listed on any securities exchange. Selling of Groundfloor Yield Notes to third parties is prohibited unless expressly permitted by us. Groundfloor Yield Notes can be viewed at any time by accessing the investor’s account on the Platform through the Mobile App or through a facsimile on the Groundfloor Platform. These notes are only accessible by the individual investor and cannot be accessed unless the investor enters login credentials. All notes must be held by Groundfloor Yield Notes investor members.

Loan Servicing

The Groundfloor Platform is accessible by customers through online account servicing. Groundfloor manages investor servicing in-house and handles payments to and from the Borrower and payments on the Groundfloor Yield Notes to investor members.

Heavy transaction volume into and out of the various accounts it maintains could increase the risk of bookkeeping and recordkeeping errors. Because payments flow through various financial intermediaries, there is an auditable trail of money movement, and, in the case of a bookkeeping error, we believe Groundfloor Finance will be able to recreate transaction histories in order to correct the error. Groundfloor Finance maintains a sub-ledger with respect to each of our accounts that records all movements of funds into and out of each account, which is periodically reconciled with records of bank transaction history, as well as records on the Groundfloor Platform. Groundfloor performs nightly backups of its entire system.

Fees

The Company does not charge a servicing fee for the Groundfloor Yield Notes, but investors may be charged a transaction fee if their method of investment requires the Company to incur an expense.

Use of Proceeds

We will use the proceeds of this offering primarily to purchase loans originated by the Originating Affiliates through the Groundfloor Platform and for general corporate purposes, including the costs of this offering. Groundfloor Yield Notes are not dependent upon any particular loan originated by the Originating Affiliates or otherwise held by the Company and remain at all times the general obligations of the Company.

Establishing an Account

The first step to being able to purchase Groundfloor Yield Notes on the Groundfloor Yield Platform is for you to set up an account (a “Groundfloor Yield Notes Account”). In order to set up a Groundfloor Yield Notes Account, you need to do the following:

•	If you are a natural person, you must be at least 18 years of age and a U.S. resident. You must provide your name, address, email address and social security number. You may establish a separate account to make investments from a self-directed IRA or 401(k) account.

•	If you are an entity, you must provide the entity, its address, and the name and email address of a contact person and the taxpayer identification number.

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•	In either case, you must agree to the Groundfloor Platform terms of service (the “Terms of Service”), including consent to receipt of disclosures electronically, and the Groundfloor Platform privacy policy (the “Privacy Policy”).

You must also agree to the rules, limitations, processes and procedures for purchasing Groundfloor Yield Notes through the Groundfloor Platform via the Mobile App. These provisions are collectively contained in the Groundfloor Yield Note Purchase Agreement and the terms and conditions attached thereto (the “Terms and Conditions”), the Terms of Service and the Privacy Policy. We refer to the Groundfloor Yield Note Purchase Agreement, including its Terms and Conditions, the Terms of Service, Privacy Statement and any Groundfloor Yield Note Purchase Agreement you may enter into as the “Investment Documents.” We advise each investor to read the Offering Statement and all of the applicable Investment Documents before purchasing any Groundfloor Yield Notes.

In addition, in connection with purchasing Groundfloor Yield Notes, you must represent that you reside in a state where the Groundfloor Yield Notes are registered or qualified, you satisfy applicable investor suitability requirements, and you have received the Offering Circular, which includes a discussion of the risks associated with the investment in the Groundfloor Yield Notes under the “Risk Factors” section.

How to Purchase Groundfloor Yield Notes

The Groundfloor Yield Notes will be offered on the Groundfloor Yield Platform through the Mobile App. Prospective investors in the Groundfloor Yield Notes will create a username and password, and indicate agreement to our terms and conditions and privacy policy on the Mobile App.

The following features are available to participants in the Groundfloor Yield Notes program through the Mobile App:

•	Available Online Directly from us. You can purchase Groundfloor Yield Notes directly from us through the Mobile App.

•	No Purchase Fees Charged. We will not charge you any commission or fees to purchase Groundfloor Yield Notes through our platform. However, other financial intermediaries, if engaged, may charge you commissions or fees.

•	Invest as Little as $0.01. You will be able to purchase Groundfloor Yield Notes in amounts as low as $0.01.

•	Flexible, Secure Payment Options. You may purchase Groundfloor Yield Notes with funds electronically withdrawn from your checking account, by wire transfer, or by credit card.

•	Manage Your Portfolio Online. You can view your investments, returns and transaction history online, as well as receive tax information and other portfolio reports.

Platform Operation

Orders are typically processed on the business day following the order. You may not withdraw the amount of your purchase order, unless the listing is withdrawn or cancelled. Once a purchase order is accepted and processed, it is irrevocable. See “Groundfloor Yield Platform—Structure of Investor Accounts and Treatment of Your Balances” below for more information.

Prior to submitting a purchase order, you will be required to acknowledge receipt of the offering documents for the Groundfloor Yield Notes that you wish to purchase. In the case of an entity investor, the prospective investor will be required to make representations regarding the authority of the signatory to enter into the agreement and make representations on behalf of the entity.

Currently, the minimum purchase order that you may submit for any particular offering of Groundfloor Yield Notes is $0.01, and there is no maximum purchase order that may be submitted, except for non-accredited investors, whose purchases will be subject to the following limits pursuant to SEC Rule 251(d)(2)(C):

•	natural non-accredited persons may only invest the greater of 10% of their annual income or net worth; and

•	non-natural non-accredited persons may invest up to 10% of the greater of their net assets or revenues for the most recently completed fiscal year.

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Structure of Investor Accounts and Treatment of Your Balances

We maintain and act as the recordkeeper of a pooled account at the FBO Servicer to hold the funds for your and other investors’ benefit. This account is referred to as the “Investor FBO Account.” In order to submit purchase orders on any Groundfloor Yield Note offerings, you must have sufficient funds in the FBO account. Bank account host and Groundfloor Yield LLC‘s relationship with the FBO Servicer may change at any time. All payments to fund purchases of Groundfloor Yield Notes are made by deposit or authorized ACH or wire transfer into the Investor FBO Account.

We will maintain records for you detailing the amount of funds that are available to you for the purchase or Groundfloor Yield Notes or for withdrawal in your Groundfloor Yield Notes Account. These Groundfloor Yield Notes Accounts allow us to track and report for each prospective investor the funds the prospective investor has transferred into and out of the FBO account, the funds the prospective investor has committed to purchase Groundfloor Yield Notes, and the interest and principal payments that the prospective investor has received on outstanding Groundfloor Yield Notes that it owns. You have no direct relationship with the FBO Servicer holding the Investor FBO Account by virtue of having a Groundfloor Yield Note account or purchasing Groundfloor Yield Notes on our platform.

Tax Treatment

Groundfloor Yield Notes will receive interest income. At the end of the calendar year, investors with over $10 of realized interest will receive a form 1099-INT. These will need to be filed in accordance with the United States Tax Code. Investor’s tax situations will likely vary greatly and all tax and accounting questions should be directed towards a certified public accountant.

SECURITIES BEING OFFERED

Following is a summary of the terms of the Groundfloor Yield Notes which will be offered by the Company on the Groundfloor Yield Platform through the Mobile App.

General. We may offer Groundfloor Yield Notes, with a total value of up to $50 million on a continuous basis, under this Offering Circular. We will not issue more than $50 million of securities pursuant to this Offering Circular in any 12-month period.

The Groundfloor Yield Notes will:

•	be priced at $0.01 each;

•	represent a full and unconditional obligation of the Company;

•	bear interest between 2.0% and 6.0% as set forth in the applicable Groundfloor Yield Note;

•	have a five (5) day term and will be callable, redeemable, and prepayable at any time by the Company;

•	be secured by the assets of the Company, which assets consist of real estate loans originated by the Originating Affiliates and subsequently acquired and held by the Company;

•	not be payment dependent on any underlying loan issued on the Groundfloor Platform; and

•	allow investors to participate in our Auto-Invest Program, which allows automatic investment in additional Groundfloor Yield Notes on a regular basis in an amount designated by the investor.

Ranking. The Groundfloor Yield Notes will be secured by a first priority security interest in the assets of the Company, and will rank ahead of any unsecured debt of the Company.

Form and Custody. Groundfloor Yield Notes will be issued by computer-generated program on our website and electronically signed by the Company in favor of the investor. The Groundfloor Yield Notes will be stored by the Company and will remain in the Company’s custody for ease of administration. Except during periodic system maintenance, investors may view their Groundfloor Yield Notes through their online dashboard on the Platform through the Mobile App or on the Groundfloor Platform.

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Prepayment. Groundfloor Yield Notes will be callable, redeemable, and prepayable at any time by the Company at par value plus any accrued but unpaid interest.

Conversion or Exchange Rights. We do not expect the Groundfloor Yield Notes to be convertible or exchangeable into any other securities.

Events of Default. The following will be events of default under the Groundfloor Yield Notes:

•	if we fail to pay interest when due and our failure continues for sixty (60) days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due whether by maturity or called for redemption; and

•	if we cease operations, file, or have an involuntary case filed against us, for bankruptcy, are insolvent or make a general assignment in favor of our creditors.

The occurrence of an event of default of Groundfloor Yield Notes may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default may constitute an event of default under certain of our other indebtedness outstanding from time to time.

Governing Law. Groundfloor Yield Notes will be governed and construed in accordance with the laws of the State of Georgia.

No Personal Liability of Directors, Officers, Employees and Stockholders. No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours due to the issuance of any Groundfloor Yield Notes.

Auto-Invest Program

You can elect to participate in our auto-invest program (the “Auto-Invest Program”), which allows you to automatically invest in additional Groundfloor Yield Notes on a recurring basis (e.g., weekly, monthly, quarterly) subject to an amount and investment parameters that you designate on a form provided by the Company.

The Company has not yet deployed the Auto-Invest Program for Groundfloor Yield Notes and, as a result, 0% of investors in Groundfloor Yield Notes participate in the program. The Company anticipates deploying the auto-invest program for Groundfloor Yield Notes within two calendar days after the qualification date of this Offering Circular.

Upon deployment of the Auto-Invest Program, if you elect to participate in the Auto-Invest Program, the Company will automatically place orders for Groundfloor Yield Notes that match the amount and parameters you designate. Investors may affirmatively elect to participate or cancel their participation in the auto-invest program by selecting “on” or “off” on a form, which will be provided to each investor. An investor who does not complete a form will be deemed to have selected “off.” The Company may choose to provide the form to the investor on the main Account Summary page of such investor’s account on the Groundfloor Platform, elsewhere on the Groundfloor Platform, or by another means of communication with the investor. As part of affirmatively electing to participate in the auto-invest program by selecting “on”, the investor will choose the frequency of such investor’s recurring investments (e.g., weekly, monthly, quarterly) and the amount of such recurring investment. In addition, the investor will choose which bank account from which the funds would be drawn for purposes of the auto-invest program (only one account to be designated as the “auto-invest” account at a time). Upon affirmatively electing to participate in the auto-invest program, the investor will be asked to agree to the terms and conditions of the Groundfloor Yield Note Purchase Agreement and the applicable Groundfloor Yield Note, including the applicable interest rate that the investments would earn. Upon each “auto-investment” being made, the Company will send a confirmatory communication to the investor denoting the amount invested and the interest rate of such auto-investment. Should rates ever change with respect to any auto-investments, the Company would provide notification to the investor of the change and allow such investor the option to cancel such auto-investment. In the event of a rate change that an investor has not cancelled, the auto-investments will go forward subject to the new rate.

Note investors will have access to current information regarding their Groundfloor Yield Notes by viewing their account on the Groundfloor Yield Platform, with a facsimile on the Groundfloor Platform. The Groundfloor Yield Platform and Groundfloor Platform will include any information regarding changes in interest rates and the filing of periodic and current reports by the Company. The Company also intends to include any changes to interest rates in a supplement or post-qualification amendment, as applicable, to this Offering Statement.

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You can review, adjust, cancel, pause, or restart the Auto-Invest Program at any time by completing the form or by contacting the Company.

The Company intends to treat any sales of new Groundfloor Yield Notes made outside the scope of the Auto-Invest Program as sales chargeable against the aggregate total of offered securities pursuant to the Offering Circular and to include such sales when calculating the $50 million cap in offering proceeds raised under any qualified offering statement within a 12 month period in accordance with SEC Rule 251(a).

PLAN OF DISTRIBUTION

Subscribing for Groundfloor Yield Notes

We are offering up to $50,000,000 in our Groundfloor Yield Notes pursuant to this Offering Circular. Groundfloor Yield Notes being offered hereby will be only be offered through the Mobile App, which provides a portal to the Groundfloor Platform at www.groundfloor.us. This Offering Circular will be furnished to prospective investors via electronic PDF format before or at the time of all written offers and will be available for viewing and download on the Groundfloor Finance website, as well as on the SEC’s website at www.sec.gov.

In order to subscribe to purchase Groundfloor Yield Notes, a prospective investor must electronically complete, sign and deliver to us executed Investment Documents and provide funds for the purchase price in accordance with the instructions provided therein.

State Law Exemption and Offerings to “Qualified Purchasers”

Our Groundfloor Yield Notes are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act of 1933). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti- fraud provisions, to the extent that our Notes offered hereby are offered and sold only to “qualified purchasers” or at a time when our Groundfloor Yield Notes are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our Groundfloor Yield Notes does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non- natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

Physical Notes Will Not be Issued

We will not issue Groundfloor Yield Notes in physical or paper form. Instead, our Groundfloor Yield Notes will be recorded and maintained on the Groundfloor Yield Platform in electronic form, with a facsimile on the Groundfloor Platform .

Advertising, Sales and other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we may use additional advertising, sales and other promotional materials in connection with this offering to better understand possible demand for the Groundfloor Yield Notes product. These “test-the-waters” materials may include information relating to our Company, this offering, the past performance of our loan transactions, articles and publications concerning small business lending, or public advertisements and audio-visual materials, in each case only as authorized by us. All such materials will contain disclaimers required by, and be disseminated in a fashion permitted by, Regulation A. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to our Groundfloor Yield Notes, these materials will not give a complete understanding of this offering, us or our Groundfloor Yield Notes and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in our Groundfloor Yield Notes. To be clear, all investors will be furnished with a copy of a current Offering Circular before or at the time of all written offers.

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LEGAL MATTERS

Certain legal matters regarding the securities being offered by this Offering Circular will be passed upon for us by Manatt, Phelps & Phillips, LLP, New York, New York. Groundfloor Yield LLC has received an opinion from Robbins Ross Alloy Belinfante Littlefield LLC, Atlanta, Georgia regarding the validity of the Groundfloor Yield Notes to be offered pursuant to Georgia law.

EXPERTS

The consolidated financial statements as of and for the period beginning on April 10, 2020 and ending April 15, 2020 have been included herein in reliance upon the reports of Cherry Bekaert LLP, independent auditors, given on the authority of that Firm as experts in accounting and auditing.

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Groundfloor Yield

LLC Financial

Statements

April 15, 2020

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GROUNDFLOOR YIELD LLC

Table of Contents

April 15, 2020

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Independent Auditors’ Report

Groundfloor Yield LLC

Balance Sheet

April 15, 2020

Assets
Current assets:
Cash	$-
Total assets	$-
Liabilities and Member’s Deficit
Current liabilities:
Related party payable	100
Total current liabilities	100
Member’s deficit:
Member’s deficit	(100)
Member’s deficit	(100)
Total liabilities and stockholders’ deficit	$-

See accompanying notes to financial statements

Groundfloor Yield LLC

Statement of Operations

For the Period from April 10, 2020 (Inception) Through April 15, 2020

Operating expenses:
General and administrative	$100
Total operating expenses	100
Loss from operations	(100)
Net loss	$(100)

See accompanying notes to financial statements

Groundfloor Yield LLC

Statement of Member’s Deficit

For the Period from April 10, 2020 (Inception) Through April 15, 2020

		Member’s		Total
	Member’s	Contribution	Net	Member’s
	Contribution	Receivable	Loss	Deficit
Balance as of April 10, 2020 (Inception)	$-	$-	$-	$-
Member contributions	100	(100)	-	-
Net loss	-	-	(100)	(100)
Member’s deficit as of April 15, 2020	$100	$(100)	$(100)	$(100)

See accompanying notes to financial statements

Groundfloor Yield LLC

Statements of Cash Flows

For the Period from April 10, 2020 (Inception) Through April 15, 2020

Cash flows from operating activities
Net loss	$(100)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Related party payable	100
Net cash used in operating activities	-
Net increase in cash	-
Cash as of beginning of the period	-
Cash as of end of the period	$-
Supplemental disclosure of noncash financing activities:
Issuance of membership interest through member’s contribution receivable	$100

See accompanying notes to financial statements

Groundfloor Yield LLC

Notes to the Financial Statements

April 15, 2020

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Liquidity

Our financial statements include Groundfloor Yield LLC (the “Company”), a Georgia limited liability company formed on April 10, 2020. It is a wholly-owned subsidiary of Groundfloor Finance Inc. (“Groundfloor”), a Georgia Corporation.

Description of Business

Groundfloor has developed an online investment platform designed to crowdsource financing for real estate development projects (the “Projects”), which the Company utilizes to provide investment opportunities to investors. With this online investment platform (the “Platform”), public investors (the “Investors”) are able to choose between multiple real estate development investment opportunities, and real estate developers (the “Developers”) of the Projects are able to obtain financing. The Groundfloor’s financing model replaces traditional sources of financing for Projects with the aggregation of capital from small investors using the internet. Groundfloor believes this method of financing real estate has many advantages including reduced project origination and financing costs, lower interest rates for real estate development financing, and attractive returns for investors. Groundfloor will identify which loans it seeks to originate, and will sell limited recourse obligations (“LROs”) which correspond to those loans. Groundfloor’s primary business is the sale of LROs and the origination of loans which correspond to those LROs, as well as the servicing of said loans.

Basis of Presentation and Liquidity

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

Operations since inception have consisted primarily of organizing the Company. The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern. The Company has not earned any revenue since its inception. The ultimate success of the Company is dependent on management’s ability to develop and market its products and services at levels sufficient to generate operating revenues in excess of expenses.

Management evaluated the condition of the Company and has determined that until such sales levels can be achieved, management will need to secure additional capital to continue growing working capital and fund product development and operations. There is substantial doubt that the Company will continue as a going concern for at least one year following the date these financial statements were issued without additional financing.

Management intends fund operations by capital obtained from Groundfloor. However, there are no assurances that the Company can be successful in obtaining the additional capital or such financing will be on terms favorable or acceptable to the Company or Groundfloor.

The financial statements do not include any adjustments that might result from the outcome of the uncertainties described in the financial statements. In addition, the financial statements do not include any adjustments relating to the recoverability and classification of assets nor the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Groundfloor Yield LLC

Notes to the Financial Statements

April 15, 2020

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

Use of Estimates

The preparation of financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents. The Company has no cash or cash equivalents as of April 15, 2020. From time to time, the Company could maintain cash deposits in excess of federally insured limits. The Company believes credit risk related to its cash and cash equivalents to be minimal.

Member’s Deficit

Groundfloor (“Member”) is the sole member of the Company. In accordance with the Company’s Operating Agreement, Groundfloor is obligated to contribute cash of $100 to the Company but has no further obligations to make any further capital contributions to the Company. The Company has yet to record this contribution as member’s contribution receivable as of April 15, 2020.

The business of the Company shall be managed by a manager who shall be appointed from time to time by the Member. The initial manager of the Company is Groundfloor. Liability to the Company by the manager is limited to those items provided for in the Georgia Limited Liability Company Act.

Income Taxes

Under current United States (“U.S.”) income tax laws, the taxable income or loss of a limited liability company is reported in the income tax returns of the members. Accordingly, no provision for U.S. federal or state income taxes is reflected in the accompanying financial statements.

The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the Financial Statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Related Party Transactions

The Company intends to finance its operations through funds received from Groundfloor. During the period from April 10, 2020 (Inception) through April 15, 2020, Groundfloor paid $100 to register the Company with the State of Georgia, which was recorded as general and administrative expenses in the Company’s statement of operations.

NOTE 2:	SUBSEQUENT EVENTS

Management has evaluated subsequent events through April 15, 2020, the date the financial statements were available to be issued, and determined that, there were no events which have occurred, that would require adjustment to or disclosure in these financial statements.

PART III – EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description (hyperlink)	Filed Herewith	Form	File No	Exhibit	Filing Date
2.1	Groundfloor Yield LLC Articles of Organization	X
2.2	Groundfloor Yield LLC limited liability company operating agreement	X
3.1	Form of Groundfloor Yield Note	X
4.1	Form of Groundfloor Yield Note Purchase Agreement	X
11.1	Consent of Cherry Bekaert LLP	*
11.2	Consent of Robbins Ross Alloy Belinfante Littlefield LLC	*
12.1	Opinion of Robbins Ross Alloy Belinfante Littlefield LLC	*

*       To be filed by amendment.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 29, 2020.

GROUNDFLOOR YIELD LLC

By: Groundfloor Finance, Inc., its sole member

By:	/s/ Nick Bhargava
Name:	Nick Bhargava
Title:	Executive Vice President, Secretary, and Acting Chief Financial Officer

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

Name and Signature	Title	Date

/s/ Brian Dally	President, Chief Executive Officer of Groundfloor Finance Inc.	June 29, 2020
Brian Dally	(Principal Executive Officer)

/s/ Nick Bhargava	Executive Vice President, Secretary, and Acting Chief Financial Officer of Groundfloor Finance Inc.	June 29, 2020
Nick Bhargava	Principal Financial Officer and Principal Accounting Officer)

*
Lucas Timberlake	Director	June 29, 2020

*
Bruce Boehm	Director	June 29, 2020

*
Michael Olander Jr.	Director	June 29, 2020

*
Richard Tuley Jr.	Director	June 29, 2020

* By:	/s/ Nick Bhargava
Attorney-in-fact

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